Amendment of Consultancy Agreement

AGREEMENT entered into this February 15th, 2018, by and between (1) Adamson Brothers, Corp 16500 Collins Ave, Suite 1652, Sunny Isles Beach, FL 33160 (hereinafter referred to as Consultant), and (2) Lykuid, Inc., 1340 Reynolds Ave, 116165, Irvine, CA 92614 (hereinafter referred to as the Company).

WHEREAS, the parties previously entered into that certain Agreement on October 16th, 2017, by and between (1) Adamson Brothers, Corp 16500 Collins Ave, Suite 1652, Sunny Isles Beach, FL 33160 (hereinafter referred to as Consultant), and (2) Lykuid, Inc., 1340 Reynolds Ave, 116165, Irvine, CA 92614 (hereinafter referred to as the Company).

WHEREAS, the parties desire to amend the Agreement in accordance with the terms contained herein.

NOW, THEREFORE, in consideration of the mutual benefits conferred upon the Parties and for other good and valuable consideration, the sufficiency of which is hereby mutually acknowledged, the Parties agree to amend the Agreement as follows:

TERMS AND CONDITIONS:

1.Lykuid, Inc., has issued additional 500,000 restricted shares to Adamson Brothers/Andy Altahawi for services rendered per October 16th, 2017 consultancy agreement.

2 . Vesting and issuing the total of 2,500,000 restricted shares to Adamson Brothers/Andy Altahawi as of February 15th, 2018.

3 . Adamson Brothers., is no longer owed the final payment of $20,000 as indicated under financial terms, per October 16th, 2017 agreement.

4- Integration; Conflicts. This Amendment and the Agreement set forth the parties' entire agreement with respect to the subject matter hereof and thereof. Except as expressly modified by this Amendment, each and every term and condition set forth in the Agreement, and each Party's rights and obligations thereunder, shall remain in full force and effect in accordance with its terms. In the event of a conflict between any term or condition set forth in this Amendment and any term or condition of the Agreement, the term(s) and condition(s) of this Amendment shall govern and prevail.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first set forth above.

SIGNATURES:

IN WITNESS WHEREOF, the Consultant and Company herein has executed this Agreement on the date set forth above.

Company: Lykuid, Inc.
Signature:

Name: Mr. John Rieder

February 15th, 2018

Consultant: Adamson Brothers, Corp
Signature:

Name: Mr. Andy Altahawi

February 15th, 2018